               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                           SYMBOL TECHNOLOGIES, INC.

Payment of Filing Fee

[ ]  $125 per exchange Act Rules 0-11(c)(1)(ii), 14a-  6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange Act Rule
     14a- 6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a- 6(i)(4) and 0-11.

     1) Title of each class of securities to which          transaction
applies:

       ----------------------------------------------------
     2) Aggregate number of securities to which             transaction
applies:

       ----------------------------------------------------
     3) Per unit price or other underlying value of         transaction
computed pursuant to Exchange Act
           Rule 0-11 (set forth the amount on which the      filing fee is
calculated and state how it was determined):

       ----------------------------------------------------

     4) Proposed maximum aggregate value of                  transaction:

       ----------------------------------------------------

     5) Total fee paid:

       ----------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

                          SYMBOL TECHNOLOGIES, INC.
                               ONE SYMBOL PLAZA
                       HOLTSVILLE, NEW YORK 11742-1300

                              ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 29, 1996

                              ----------------

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Symbol Technologies, Inc. (the "Corporation") will be held at 11:00 A.M., local time, on April 29, 1996 at Chemical Banking Corp., World Headquarters, 270 Park Avenue, New York, New York, for the following purposes:

     1. To elect nine directors of the Corporation to serve until the next annual meeting of shareholders and until the election and qualification of their respective successors;

     2. To vote upon a proposal to amend the Corporation's Certificate of Incorporation;

     3. To ratify the appointment of Deloitte & Touche, independent certified public accountants, as auditors for fiscal 1996; and

     4. To transact such other business as may properly come before the meeting.

   Only holders of record of the Corporation's Common Stock at the close of business on March 4, 1996 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such shareholders may vote in person or by proxy. The stock transfer books of the Corporation will not be closed.

   Shareholders who find it convenient are cordially invited to attend the meeting in person. If you are not going to do so and wish that your shares be voted, you are requested to fill in, sign, date and return the accompanying proxy in the enclosed envelope. No postage is required if mailed in the United States.

                                    By Order of the Board of Directors,


                                    LEONARD H. GOLDNER
                                    Secretary

Dated: March 7, 1996

                          SYMBOL TECHNOLOGIES, INC.

                               ONE SYMBOL PLAZA
                       HOLTSVILLE, NEW YORK 11742-1300

                              ----------------

                               PROXY STATEMENT

                              ----------------

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Symbol Technologies, Inc. (the "Corporation") of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 A.M., local time on April 29, 1996, at the Chemical Banking Corp., World Headquarters, 270 Park Avenue, New York, New York, and at any adjournment thereof. If proxy cards in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (1) for the election as directors of the nominees of the Board of Directors named below, (2) in favor of the proposal to amend the Corporation's Certificate of Incorporation, (3) to ratify the appointment of Deloitte & Touche as the Corporation's auditors for fiscal 1996, and (4) in the discretion of the proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment thereof. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a shareholder cast in person at the meeting. The approximate date of mailing of this Proxy Statement and the accompanying proxy is March 15, 1996.

                                    VOTING

   Holders of record of the Corporation's Common Stock on March 4, 1996, will be entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, there were 27,387,673 shares of Common Stock outstanding and entitled to vote and a majority, or 13,693,837 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including election of directors. Only votes cast "for" a motion constitute affirmative votes. Votes "withheld" or abstentions (including broker non-votes) are considered for quorum purposes but since they are not votes "for" a motion, they will have the same effect as negative votes or votes "against" such matters. The closing price of the Corporation's Common Stock on the New York Stock Exchange on March 1, 1996 was $37.25 per share.


                            NOMINEES FOR ELECTION

   The following information is supplied with respect to the nominees for election as directors of the Corporation:

                                           POSITIONS AND OFFICES                 HAS BEEN A
         NAME           AGE         PRESENTLY HELD WITH THE CORPORATION        DIRECTOR SINCE
--------------------  -----  -----------------------------------------------  --------------
Jerome Swartz .......   55   Chairman of the Board of Directors,                    1973
                              Chief Executive Officer and Director
Harvey P. Mallement .   55   Director                                               1977
Frederic P. Heiman  .   56   Executive Vice President and Director                  1981
Raymond R. Martino  .   57   Vice Chairman of the Board of Directors                1983
Saul P. Steinberg  ..   56   Director                                               1985
Lowell C. Freiberg  .   56   Director                                               1985
George Bugliarello  .   68   Director                                               1992
Charles Wang ........   51   Director                                               1994
Tomo Razmilovic  ....   53   President, Chief Operating Officer and Director        1995

   Dr. Swartz co-founded and has been employed by the Corporation from its inception in 1973. He has been the Chairman of the Board of Directors and Chief Executive Officer of the Corporation for more than the past ten years. Dr. Swartz was an industry consultant for the prior 12 years in the areas of optical and electronic systems and instrumentation and has a total of some 125 issued and pending U.S. patents and technical papers to his credit. He is presently a member of the Board of Trustees of Polytechnic University and an adjunct full professor at S.U.N.Y., Stony Brook. He was also recently elected a fellow of the Institute of Electrical and Electronic Engineers.

   Mr. Mallement has been one of the Managing General Partners of Harvest Partners, Inc., a private equity and leveraged buyout investment management company, since its inception in April 1981. He is an officer and director of seven privately held companies.

   Dr. Heiman has been Executive Vice President of the Corporation since July 1986. In addition, in 1993 he was appointed the Corporation's Chief Technology Officer. He was previously employed by Intel Corporation, a manufacturer of semiconductor components, from May 1982 until July 1986, in a number of positions, the most recent of which was as its Director of Corporate Planning. Dr. Heiman is the inventor or co-inventor of 20 issued U.S. patents, including basic elements of the MOS integrated circuit chip, which became the basis of much of the modern revolution in computer and electronics communications and the first silicon storage tube used in display and scanning applications.

   Mr. Martino was the Corporation's President and Chief Operating Officer from December 1983 until June 30, 1994. He is currently the Corporation's Vice Chairman of the Board of Directors and is employed by the Corporation on a part-time and consulting basis.

   Mr. Steinberg founded and has been the Chief Executive Officer and a Director of Reliance Group Holdings, Inc. ("Reliance") and predecessors of Reliance since 1961. Reliance is a holding company whose principal business is the ownership of property and casualty and title insurance companies. He is also a member of the Board of Trustees of the University of Pennsylvania and Chairman of the Wharton School Board of Overseers. Mr. Steinberg served Telemundo Group, Inc. ("Telemundo") as Chief Executive Officer from February 1990 until May 1992, and as President from February 1990 until February 1991. Telemundo consented to the entry of an order for relief under Chapter 11 of the U.S. Bankruptcy Code in July 1993. Telemundo's Plan of Reorganization was consummated on December 30, 1994. Mr. Steinberg is also a Director of Reliance Insurance Company, Reliance Financial Services Corporation and Zenith National Insurance Corp.

   Mr. Freiberg has been employed by Reliance and its predecessors since 1969. For more than the past five years, he has been the Senior Vice President and Chief Financial Officer of Reliance.

   Dr. Bugliarello has been Chancellor of Polytechnic University since July 1, 1994. For the prior 21 years, he was President of Polytechnic University. He has been a member of several scientific organizations including past Chairman of the Board of Science and Technologies for International Development of the National Academy of Sciences. He is a member of the National Academy of engineering and is also the U.S. Member of the Science for Stability Steering Group of the Scientific Affairs Division of NATO. He is a member of the Board of Directors of several organizations including the Long Island Lighting Company, Comtech Laboratories and Spectrum Information Technologies, Inc. In January 1995, Spectrum Information Technologies, Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

   Mr. Wang founded and has been the Chairman and Chief Executive Officer of Computer Associates International, Inc. since 1976. Computer Associates is the world's second largest software company with fiscal 1995 revenues exceeding $2.6 billion.

   Mr. Razmilovic has been President and Chief Operating Officer of the Corporation since October 1995. He was previously Senior Vice President --Worldwide Sales and Services. He first joined the Corporation in 1989. Prior thereto, he was President of ICL Europe, a large European computer manufacturer and he also led its industry marketing and software development divisions.

   Pursuant to agreements between Reliance and the Corporation, Reliance currently has the right to designate one person to the Corporation's Board of Directors. Reliance has designated Mr. Steinberg.

                            MEETINGS OF THE BOARD

   During the fiscal year ended December 31, 1995 the Board of Directors held 6 meetings. Each director attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all the committees of the Board on which such director served.

   The Board of Directors has an Audit Committee consisting of Messrs. Mallement and Bugliarello. The primary functions of the Audit Committee are to review the Corporation's financial statements, to recommend the appointment of the Corporation's independent auditors and to review the overall scope of the audit. The Audit Committee held two meetings in 1995.

   The Board of Directors has a Compensation/Stock Option Committee consisting of Messrs. Mallement and Steinberg. The primary functions of this Committee are to review the salaries, benefits and any other compensation of the Corporation's senior executive officers, to make recommendations to the Board of Directors with respect to these matters and to administer the Corporation's stock option plans. During 1995 the Committee held 6 meetings.

   The Board of Directors has a Nominating Committee consisting of Messrs. Swartz, Mallement and Steinberg. The primary function of this Committee is to review and recommend to the Board potential candidates for election to the Board of Directors. Shareholders wishing to recommend candidates for consideration by the Committee can do so by writing to the Secretary of the Corporation at its corporate office in Holtsville, New York, giving the candidate's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be nominated as a candidate and, if nominated and elected, to serve as a director. The Committee held one meeting in 1995.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information with respect to the Common Stock of the Corporation beneficially owned by any person who is known to the Corporation to be the beneficial owner of more than 5% of the Corporation's voting securities:


NAME AND ADDRESS                         AMOUNT AND NATURE OF     PERCENT OF
OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1)  COMMON STOCK
---------------------------------------  ------------------------ --------------
Saul P. Steinberg and                           3,589,884(2)            13.9
Reliance Financial Services Corporation
Park Avenue Plaza
New York, New York 10055

Prudential Insurance Company of America         2,582,475(3)            10.0
751 Broad Street
Newark, New Jersey 07102-3777

J.P. Morgan & Co. Incorporated                  2,568,912(4)            10.0
60 Wall Street
New York, New York 10260

Jennison Associates Capital Corp.               2,499,300(5)             9.78
466 Lexington Avenue
New York, New York 10017

Forstmann-Leff Associates Inc. and subsidiaries 1,684,200(6)             6.6
55 East 52nd Street
New York, New York 10055


----------

(1) The table identifies any persons having sole voting and investment power with respect to the shares set forth opposite their names as of February 15, 1996 except as otherwise disclosed in the footnotes to the table, according to information publicly filed or otherwise furnished to the Corporation.

(2) Of the Common Stock shown, 3,578,634 shares are beneficially owned by Reliance Financial Services Corporation ("Reliance Financial"). Reliance Financial is a wholly owned subsidiary of Reliance. Approximately 47% of the common voting stock of Reliance is owned by Saul P. Steinberg, members of his family and affiliated trusts. As a result of his stock holdings in Reliance, Mr. Steinberg may be deemed to control Reliance Financial and to be a beneficial owner of the shares beneficially owned by Reliance Financial. Sole voting and dispositive power with respect to such shares are held as follows: Reliance Insurance Company, a subsidiary of Reliance Financial,

     2,880,534 shares; United Pacific Insurance Company, a subsidiary of Reliance Insurance Company, 500,000 shares; Reliance National Indemnity, a subsidiary of Reliance Insurance Company, 198,100 shares. Mr. Steinberg disclaims beneficial ownership of the 3,578,634 shares beneficially owned by Reliance Financial. Includes 11,250 shares Mr. Steinberg beneficially owns which may be acquired within 60 days of February 15, 1996, pursuant to the exercise of a warrant and an option held by him.

(3) The number of shares beneficially owned as of December 31, 1995 according to a statement on Schedule 13G filed with the Securities and Exchange Commission. Prudential Insurance Company of America, an insurance company, has sole power to vote or direct the vote and dispose of or direct the disposition of 359,600 of such shares, shared power to vote or direct the vote of 1,968,275 of such shares, and shared power to dispose of or direct the disposition of 2,222,875 of such shares. Prudential may have direct or indirect voting and/or investment discretion over 2,582,475 shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.


(4) The number of shares beneficially owned as of December 31, 1995 according to a statement on Schedule 13G filed with the Securities and Exchange Commission. J.P. Morgan & Co. Incorporated, a holding company, has sole power to vote or direct the vote of 1,751,817 of such shares, shared power to vote or direct the vote of 29,400 of such shares, sole power to dispose of or to direct the disposition of 2,504,812 of such shares and shared power to dispose of or direct the deposition of 45,300 of such shares. Virtually all of the accounts of J.P. Morgan & Co. Incorporated involve outside persons who have the right to receive or direct the receipt of dividends from or the proceeds from the sale of securities in such accounts. No such person's rights related to more than 5% percent of such shares.

(5) The number of shares benefically owned as of December 31, 1995 according to a statement on Schedule 13G filed with the Securities and Exchange Commission. Jennison Associates Capital Corp., an investment advisor, has sole power to vote or direct the vote of 527,400 of such shares, shared power to vote or direct the vote of 1,720,900 of such shares, and shared power to dispose of or direct the disposition of 2,499,300 of such shares. No one client owns more than 5% of such shares.

(6) The number of shares beneficially owned as of December 31, 1995 according to a statement on Schedule 13G filed with the Securities and Exchange Commission. Forstmann-Leff Associates Inc. and subsidiaries, investment advisors, have sole power to vote or direct the vote of 887,700 of such shares, shared power to vote or direct the vote of 314,000 of such shares, sole power to dispose of or to direct the disposition of 938,700 of such shares and shared power to dispose of or direct the disposition of 745,500 of such shares.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth certain information as of February 15, 1996 with respect to the Common Stock of the Corporation beneficially owned by (i) all directors and nominees, (ii) the executive officers listed in the following Summary Compensation Table, and (iii) all executive officers and directors as a group:

                                                 AMOUNT AND NATURE OF        PERCENT OF
NAME OF INDIVIDUAL OR IDENTITY OF GROUP          BENEFICIAL OWNERSHIP(1)    COMMON STOCK
-----------------------------------------------  ------------------------ --------------
Jerome Swartz ..................................           861,438(2)           3.3
Harvey P. Mallement ............................            57,048(3)            *
Frederic Heiman ................................            88,820(4)            *
Raymond R. Martino .............................           255,000(5)            *
Saul P. Steinberg ..............................         3,589,884(6)          14.0
Lowell C. Freiberg .............................            36,250(7)            *
George Bugliarello .............................             2,750(8)            *
Jan Lindelow ...................................            30,000(9)            *
Charles Wang ...................................            15,000(10)           *
Tomo Razmilovic ................................            50,990(11)           *
Thomas G. Amato ................................            69,750(12)           *
Leonard H. Goldner .............................           194,050(13)           *
All executive officers and directors as a group          5,311,518(14)         19.7
(consisting of 16 individuals)


------------

   *    Less than 1%

   (1) The persons identified in this table have sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Corporation by each of them.

   (2) Includes (i) 579,250 shares which may be acquired pursuant to the exercise of options within 60 days of February 15, 1996, (ii) 50,000 shares held in trust for the benefit of Dr. Swartz and his family,
        (iii) 5,509 shares owned by his wife, and (iv) 14,600 shares held by a charitable lead trust of which he is a co-trustee and his adult children are ultimate beneficiaries. Dr. Swartz disclaims beneficial ownership of the shares held by or for the benefit of members of his family.

   (3) Includes 11,250 shares that may be acquired pursuant to the exercise of an option or warrants within 60 days of February 15, 1996. Also includes 23,798 shares which are owned by a limited partnership in which he is a General Partner. Mr. Mallement has an indirect beneficial ownership of 1,831 of such shares. Mr. Mallement disclaims beneficial ownership of any other shares held by this partnership.

   (4) Represents 73,820 shares that may be acquired pursuant to the exercise of options within 60 days of February 15, 1996 and 15,000 shares owned jointly by Dr. Heiman and his wife.

   (5) Represents 235,000 shares that may be acquired pursuant to the exercise of options within 60 days of February 15, 1996 and 20,000 shares owned by Mr. Martino.

   (6) Represents 3,578,634 shares owned by Reliance Financial and its subsidiaries and 11,250 shares that may be acquired by Mr. Steinberg pursuant to the exercise of an option and a warrant within 60 days of February 15, 1996. See "Principal Shareholders."

   (7) Represents 17,500 shares that may be acquired pursuant to the exercise of an option and warrants within 60 days of February 15, 1996 and 18,750 shares owned by Mr. Freiberg. Mr. Freiberg disclaims beneficial ownership of the shares owned by Reliance Financial. See "Principal Shareholders."

   (8) Represents 1,500 shares owned jointly by Dr. Bugliarello and his wife and 1,250 shares that may be acquired pursuant to the exercise of an option within 60 days of February 15, 1996.

   (9) Represents 30,000 shares that may be acquired pursuant to the exercise of an option within 60 days of February 15, 1996.

   (10) Represents 5,000 shares that may be acquired pursuant to the exercise of an option within 60 days of February 15, 1996 and 10,000 shares owned by Mr. Wang.

   (11) Represents 40,990 shares that may be acquired pursuant to the exercise of options within 60 days of February 15, 1996 and 10,000 shares owned by Mr. Razmilovic.

   (12) Represents 57,750 shares that may be acquired pursuant to the exercise of options within 60 days of February 15, 1996 and 12,000 shares owned by Mr. Amato.

   (13) Includes 118,450 shares that may be acquired pursuant to the exercise of options within 60 days of February 15, 1996 and 64,600 shares held by trusts of which he is co-trustee. Mr. Goldner disclaims beneficial ownership of the shares held by these trusts.

   (14) Includes an aggregate of 1,309,700 shares which may be acquired pursuant to the exercise of options and warrants within 60 days of February 15, 1996.


         COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation and to furnish the Corporation with copies of all Section 16(a) forms they file.

   Based on a review of the copies of such reports furnished to the Corporation, the Corporation believes that, during the 1995 fiscal year, all filing requirements applicable to its executive officers, directors and greater than 10% shareholders were complied with.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Corporation's Compensation/Stock Option Committee (the "Committee") is composed entirely of outside directors. Messrs. Mallement and Steinberg are the current members of the Committee. Mr. Mallement was the Corporation's Vice President-Finance from September 1977 until February 1982 and its Secretary from November 1980 until February 1982. Mr. Steinberg has never been an officer or employee of the Corporation.

                COMPENSATION/STOCK OPTION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

   A primary role of the Committee is to oversee compensation practices for the Corporation's senior executive officers. The Committee's responsibilities include reviewing the salaries, benefits and other compensation of the Corporation's senior executive officers, making recommendations to the full Board of Directors with respect to these matters and administering the Corporation's stock option plans. In its oversight capacity, the Committee is dedicated to ensuring that the Corporation's financial resources are used effectively to support the achievement of its short- and long-term business objectives. The Committee has available to it an outside compensation consultant and access to independent compensation data.

   In the course of its executive compensation decision making, the Committee adheres to several guiding principles. Specifically, the Committee takes the position that the executive compensation program should:

    o Target pay levels at rates that are competitive in light of market practices so as to ensure that the Corporation is positioned to attract and retain high performing management talent, particularly in the areas of technology in which it competes.

    o Reflect a pay-for-performance orientation, linking overall compensation paid to senior executives with the Corporation's financial performance.

    o Encourage share ownership on the part of key employees with the objective of aligning the interests of management and investors, thereby promoting the maximization of shareholder value.

   The Corporation's total compensation program is described below. The Committee believes that the Corporation's executive compensation program is structured to appropriately recognize the performance and contribution of individual officers and to attract and retain top quality management talent. The Committee further believes that the executive compensation program is effective in supporting the Corporation's business goals and human resource strategies.

DESCRIPTION OF COMPENSATION POLICIES

   It is the Corporation's policy to pay its senior executives at levels that reflect the Corporation's financial performance relative to comparable organizations. This policy is implemented by means of a coordinated, total pay program comprised of discrete elements that reward individual value added to the Corporation, provide motivation to achieve corporate financial targets that are consistent with shareholder expectations, and encourage long-term share ownership by senior executives. These elements exist in the context of a reward system that includes base salary, a bonus plan and awards of stock options.

   The Corporation, with the assistance of outside consulting firms, periodically conducts comparisons of the compensation practices of approximately 30 selected companies. This panel consists of "high tech" companies with which the Corporation believes it competes in attracting and retaining employees. Eleven of the panel companies are included in the S&P High Tech Composite Index. The Corporation seeks to target the total compensation (e.g. base salary, annual bonus and stock options) paid to its senior executives at approximately the 75th percentile of the total compensation paid for comparable positions at the panel companies, after adjusting by regression analysis for the different magnitude of revenues.

   Based on a review of recently implemented Internal Revenue Service regulations, the Committee believes that all compensation paid in 1995 and payable in 1996 to its senior executive officers (including Dr. Swartz) will be fully deductible by the Corporation. The Committee will continue to review the Corporation's compensation programs and may revise these programs as it deems necessary.

RELATIONSHIP OF EXECUTIVE COMPENSATION TO PERFORMANCE

BASE SALARY

   Executive officers' base salaries are normally reviewed each year. An exception to this policy is made with respect to the consideration of base salary for Dr. Swartz due to his employment agreement which requires that salary reviews for him be undertaken biennially and salary increases be fixed for a period of two consecutive years. Dr. Swartz' salary will again be reviewed in July 1996.

   In assessing the extent to which executive salary increases are warranted, the Committee considers a number of factors, including performance on the job, external market pay practices, the incremental value the executive adds to the Corporation and the executive's level of experience and expertise. Adjustments in base salary are generally not based upon the financial performance of the Corporation. In the case of Dr. Swartz, the Committee considered his effectiveness as Chairman of the Board and Chief Executive Officer of the Corporation as well as his many noteworthy contributions to the Corporation. These contributions include 71 issued U.S. patents which he has assigned to the Corporation and which provide competitive advantages to the Corporation and have also generated significant licensing revenues that have materially added to the Corporation's profitability.

EXECUTIVE BONUS PLAN

   The Corporation promotes a pay-for-performance philosophy wherein a significant element of annual compensation is directly linked to the financial performance of the Corporation. This was accomplished in years before 1995 through the administration of the Profit Sharing Bonus Plan in which most of the Corporation's North American-based management level empoloyees, including all executive officers except Mr. Razmilovic participated. Effective January 1, 1995, the Committee adopted and the Board of Directors and shareholders ratified the creation of an Executive Bonus Plan (the "Executive Bonus Plan"), the purpose of which is to more directly tie the level of annual executive incentive compensation to the financial performance of the Corporation than was possible under the prior Profit Sharing Plan. All executive officers of the Corporation participate in the Executive Bonus Plan. Under the Executive Bonus Plan, participants will generally receive lower bonuses than they would have under the Profit Sharing Plan if the Corporation's operating performance is below plan and higher than they would have under the Profit Sharing Bonus Plan if the Corporation's operating performance exceeds plan. The Committee has full authority to construe, interpret and administer the Executive Bonus Plan, as well as to determine the extent, if any, to which operating performance standards have been met. The Committee also has authority to modify (prior to the beginning of the calendar year for which the targets will be applicable) the specific targets for the performance goals under the Executive Bonus Plan.

   Under the Executive Bonus Plan, the Committee each year, establishes corporate financial performance objectives (exclusive of extraordinary revenues and charges), expressed in terms of earnings per share. Three levels of performance are identified: threshold performance, at which the minimum award (one-half a participant's target bonus) will be earned and below which no award will be earned; target performance, at which the target award will be earned and; maximum performance, at which the maximum award (twice a participant's target bonus) will be earned and above which no additional award will be earned. For 1996, threshold performance has been established at results equal to 85% of the Corporation's 1996 Business Plan; target performance has been established at results equal to 100% of the 1996 Business Plan; and maximum performance has been established at results equal to or greater than 115% of the 1996 Business Plan.

   Each participant in the Executive Bonus Plan has been assigned a target bonus representing a percentage of the participant's base salary. The target bonuses for 1996 for Messrs. Swartz, Razmilovic, Heiman, Amato and Goldner are 100%, 75%, 55%, 45% and 45%, respectively, which is consistent with past practice and in conformity with their individual employment agreements and their levels of responsibility. The target bonuses for all other participants in the Executive Bonus Plan are established by Messrs. Swartz and Razmilovic based on the individual's performance and relative level of responsibility. They range from 35% to 50% of base salary.

   Messrs. Swartz and Razmilovic's bonuses will be determined solely on the basis of corporate financial performance. In the case of all other participants, 25% of their bonuses will be based on individual performance during the year with the remainder being based on corporate financial performance.

   In 1995, all executive officers who participated in the Executive Bonus Plan (including Dr. Swartz) received as their actual bonus payment an amount approximating 134% of their Target Bonus. In 1994 and 1993, all executive officers who participated in the Profit Sharing Bonus Plan received 129% and 61%, respectively, of their Target Bonus.

STOCK OPTIONS

   The Corporation reinforces the importance of producing satisfactory returns to shareholders over the long term through the operation of its 1990 Non-Executive Stock Option Plan and 1991 Employee Stock Option Plan (the "Plans"). Stock options granted under the Plans provide employees with the opportunity to acquire an equity interest in the Corporation, and to participate in the creation of shareholder value as reflected in growth in the price of the Corporation's Common Stock.

   Option exercise prices are equal to 100% of the fair market value of the Corporation's Common Stock on the date of option grant. This ensures that participants will derive benefits only as shareholders realize corresponding gains. To encourage a long-term decision making perspective, options are generally assigned a 10-year term and options generally become exercisable over four to five years following a two year waiting period.

   The Committee grants, generally on a biennial basis, additional options to selected employees based on an assessment of competitive compensation practices, particularly in high technology industries, individual contribution and performance. The Committee believes that in granting such stock options, it is effectively reinforcing the Corporation's objective of insuring a strong link between employee rewards and shareholder interests. In 1995, the Committee determined that it was appropriate and desirable to grant Dr. Swartz (i) an option to purchase 100,000 shares of Common Stock under the 1991 Employee Stock Option Plan at an exercise price of $26.25 per share (the fair market value of the Corporation's Common Stock on the date the option was granted by the Committee) in connection with his periodic review and (ii) an option to purchase 175,000 shares of Common Stock under the 1991 Employee Stock Option Plan at an exercise price of $34.75 per share (the fair market value of the Corporation's Common Stock on the date the option was granted by the Committee) in connection with his entering into a new five year employment agreement.

STOCK OWNERSHIP AND OPTION RETENTION PROGRAM

   Effective January 1, 1995, the Committee established for executive officers a stock ownership and option retention program which it administers. The Committee firmly believes that the long term interests of the Corporation's shareholders are best served when management maintains a significant, equity-based interest in the Corporation. The Committee considers both vested, unexercised options and shares owned as meaningful expressions of such interest. Accordingly, the Committee developed a program with target levels of equity interest for each executive officer. Under the program, without prior permission of the Committee, unless and until an executive has attained the minimum requirements described below, there will exist significant limitations on an executive's freedom to reduce his equity position. Executive officers must agree to participate in the program to be eligible to receive option awards after January 1, 1995. All current executive officers have agreed to participate in the program.

   The program limits the exercise of vested options (other than in the last year of the term of an option) unless the executive meets and will continue to meet the equity interest requirement described below after the exercise and sale of shares acquired upon exercise. The equity interest requirement provides that the combined value of the Corporation's Common Stock and vested options held by the executive, each valued at the then market price of the Corporation's Common Stock, must be equal to or greater than a designated multiple of target cash compensation (annual base salary plus target bonus) ("TCC").

   If the equity interest requirement is satisfied, the program allows for the exercise of vested options but within strict limits. At least 50% of the net after tax proceeds obtainable upon the exercise of any option (other than options awarded after January 1, 1994 in connection with an executive's initial hire or initial promotion to an executive officer position) must be retained in the form of shares of the Corporation's Common Stock unless and until the executive then owns shares of Common Stock having a market value equal to a specified multiple of his base salary.

                              EQUITY INTEREST        SHARE OWNERSHIP
         POSITION               REQUIREMENT            REQUIREMENT
-------------------------  -------------------  -----------------------
Chairman of the Board           7 times TCC        5 times Base Salary
-------------------------  -------------------  -----------------------
President                       5 times TCC        3 times Base Salary
-------------------------  -------------------  -----------------------
Executive and
 Senior Vice President          3 times TCC        2 times Base Salary
-------------------------  -------------------  -----------------------
Vice President                  2 times TCC        1 times Base Salary
-------------------------  -------------------  -----------------------

SUMMARY

   The Committee is responsible for recommending to the Board, for its approval, compensation decisions affecting the Corporation's senior executive officers. The Committee ensures that the overall compensation offered to senior executive officers is consistent with the Corporation's interest in providing competitive pay opportunities, reflective of its pay-for-performance orientation, encourages share ownership on the part of executives and is generally supportive of the Corporation's short- and long-term business goals. The Committee will continue to actively monitor the effectiveness of the Corporation's senior executive compensation plans and assess the appropriateness of senior executive pay levels to assure prudent application of the Corporation's resources.

Compensation /Stock Option Committee

Harvey P. Mallement, Chairman
Saul P. Steinberg

                   MANAGEMENT REMUNERATION AND TRANSACTIONS

   The following Summary Compensation Table sets forth compensation information with respect to the Corporation's Chief Executive Officer and the four other executive officers who in 1995 were the most highly paid executive officers, for services rendered in all capacities during the fiscal years ended December 31, 1995, 1994 and 1993.

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                          ------------------------------------------------
         NAME AND                                            OTHER ANNUAL
    PRINCIPAL POSITION      YEAR     SALARY       BONUSD     COMPENSATIONE
------------------------  ------  -----------  ----------  ---------------
Jerome Swartz ...........   1995    $656,250B    $881,823         $0
 Chairman of the Board,     1994    $640,462B    $824,915         $0
 Chief Executive Officer    1993    $562,500C    $346,361         $0
 and Director

Tomo Razmilovic .........   1995    $308,673     $254,523         $0
 President, Chief           1994    $262,500     $196,875         $0
 Operating Officer          1993    $250,000     $125,000         $0
 and DirectorA

Frederic P. Heiman ......   1995    $375,000B    $276,930         $0
 Executive Vice             1994    $359,000B    $254,316         $0
 President and Director     1993    $309,375C    $104,780         $0

Thomas G. Amato .........   1995    $212,035B    $128,215         $0
 Senior Vice President      1994    $201,448B    $103,780         $0
 and Chief Financial        1993    $190,050C    $ 46,808         $0
 Officer

Leonard H. Goldner ......   1995    $210,454B    $127,259         $0
 Senior Vice President,     1994    $200,034B    $115,933         $0
 General Counsel and        1993    $177,403C    $ 49,155         $0
 Secretary


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                           LONG TERM COMPENSATION
                          ----------------------
         NAME AND          SECURITIES UNDERLYING      ALL OTHER
    PRINCIPAL POSITION          OPTIONS (#)         COMPENSATIONE
------------------------  ----------------------  ---------------
Jerome Swartz ...........         275,000             $ 19,760F
 Chairman of the Board,           100,000             $ 13,621F
 Chief Executive Officer          195,000             $ 11,912F
 and Director
Tomo Razmilovic .........         132,500             $111,344G
 President, Chief                       0             $118,839G
 Operating Officer                101,500             $234,644G
 and DirectorA
Frederic P. Heiman ......          27,500             $  4,620H
 Executive Vice                         0             $  4,620H
 President and Director            58,000             $  4,497H
Thomas G. Amato .........          25,000             $  4,620H
 Senior Vice President                  0             $  4,620H
 and Chief Financial               25,000             $  4,497H
 Officer
Leonard H. Goldner ......          25,000             $  4,620H
 Senior Vice President,                 0             $  4,620H
 General Counsel and               27,500             $  4,497H
 Secretary


------------

   A Until October 15, 1995 he served as Senior Vice President World Wide Sales and Services and in such capacity he received an annual base salary of $278,000, which was increased to $437,500 upon his appointment as President.

   B Includes $9,240 in contributions to the Corporation's 401(k) deferred compensation plan.

   C Includes $8,994 in contributions to the Corporation's 401(k) deferred compensation plan.

   D Represents amounts earned and accrued pursuant to the Corporation's Executive Bonus Plan in 1995 and Bonus Profit Sharing Plan in 1994 and 1993. Amounts indicated are earned and accrued in the fiscal year indicated but generally paid in the first quarter of the next succeeding year. Mr. Razmilovic participated in the Executive Bonus



       Plan in 1995 but was not a participant in the Bonus Profit Sharing Plan. His bonuses in 1994 and 1993 were based upon his attainment of certain sales related goals established by the President.

   E Not included are the amounts of certain perquisites and other personal benefits provided by the Corporation since such amounts do not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus reported in the table for any named executive officer.

   F Represents $4,497 in 1993 and $4,620 in 1994 and 1995 for contributions to the Corporation's 401(k) deferred compensation plan and $7,415 in 1993, $9,001 in 1994 and $15,140 in 1995 for (i) premiums paid on his behalf on a term life insurance policies for which members of his family are the beneficiary and (ii) the estimated dollar value of the economic benefit to Dr. Swartz for insurance premium payments made by the Corporation on a split dollar whole life policies for which the Corporation will eventually recover all premiums paid.

   G Represents (i) $140,000 for a disturbance allowance to reimburse Mr. Razmilovic for a portion of the expenses incurred in connection with his relocation to the Long Island area due to his promotion in 1993 to Senior Vice President--World Wide Sales and Services, (ii) $33,462 in 1993, $48,000 in 1994 and $40,385 in 1995 to reimburse him for a portion of his duplicate housing expenses when his duties for the Corporation and its subsidiaries required that he maintain a home in both the United Kingdom and Long Island, and (iii) $61,184 in 1993, $70,839 in 1994 and $70,959 in 1995 for contributions to a defined contribution retirement plan maintained by the Corporation's UK subsidiary on his behalf.

   H Represents contributions to the Corporation's 401(k) deferred compensation plan.

   In 1995, Dr. Swartz and the Corporation entered into an employment agreement which terminates on June 30, 2000, pursuant to which Dr. Swartz will receive an annual base salary of $656,250 which is subject to renegotiation on July 1, 1996 for a two year period. Dr. Swartz also participates in the Corporation's Executive Bonus Plan. The target amount of his bonus is 100% of his base salary. In addition, if his employment with the Corporation is terminated for any reason (other than due to his death or disability or for cause or his voluntary resignation), Dr. Swartz will receive payments equal to one year's (if such termination occurs after June 30, 1998, two year's, if such termination occurs before such date) annual base salary and bonus during the last completed fiscal year immediately preceding any such termination.

   In 1995, Mr. Razmilovic and the Corporation entered into an employment agreement which terminates on December 31, 2000, pursuant to which Mr. Razmilovic will receive an annual base salary of $437,500 for the year ending December 31, 1996, subject to annual renegotiation thereafter. Mr. Razmilovic also participates in the Corporation's Executive Bonus Plan. The target amount of his bonus is 75% of his base salary. In addition, if his employment with the Corporation is terminated for any reason (other than due to his death or disability or for cause, or his voluntary resignation), Mr. Razmilovic will receive payments equal to one year's (if such termination occurs after October 30, 1998, two year's, if such termination occurs before such date) annual base salary and bonus during the last completed fiscal year immediately preceding any such termination.

   In 1995, Dr. Heiman and the Corporation entered into an employment agreement pursuant to which Dr. Heiman will receive an annual base salary of $397,000 for the year ending December 31, 1996, subject to annual renegotiation thereafter. Dr. Heiman also participates in the Corporation's Executive Bonus Plan. The target amount of his bonus is 55% of his base salary.

   In 1995, Mr. Goldner and the Corporation entered into an employment agreement which terminates on October 31, 2000, pursuant to which Mr. Goldner will receive an annual base salary of $249,000 for the year ending December 31, 1996, subject to annual renegotiation thereafter. Mr. Goldner also participates in the Corporation's Executive Bonus Plan. The target amount of his bonus is 45% of his base salary. In addition, if his employment with the Corporation is terminated for any reason (other than due to his death or disability or for cause, or his voluntary resignation), Mr. Goldner will receive payments equal to one year's (if such termination occurs after October 31, 1998, two year's, if such termination occurs before such date) annual base salary and bonus during the last completed fiscal year immediately preceding any such termination.

   Mr. Martino and the Corporation have entered into an employment agreement which terminates on December 31, 2000 pursuant to which he is employed on a part-time and consulting basis, assisting the Chairman of the Board and President. His salary during this period is $150,000 per annum.

   The Corporation and Jan Lindelow, the Corporation's former President and Chief Operating Officer, entered into a separation agreement in October, 1995. Under the terms of the Agreement, for services rendered in 1995, Mr. Lindelow received a base salary of $437,500 and a bonus of $587,900. In 1996 and 1997, Mr. Lindelow will receive a base salary of $437,500 and a bonus of $437,500. These expenses were included in the $2,500,000 provision the Corporation made in the third quarter of 1995. The Corporation has also purchased Mr. Lindelow's residence on Long Island for a purchase price of $260,000, which was the price determined by independent third party appraisal. The Corporation intends to resell the residence to an unaffiliated third party.

   Directors who are not employees of the Corporation receive an annual retainer of $10,000, payable in quarterly installments as well as a fee of $2,500 for each Board of Directors meeting attended or each meeting of a committee which is not held in conjunction with a Board of Directors meeting. Directors who are employees receive no additional compensation for serving as directors or for attending Board or committee meetings. The Corporation reimburses Directors for expenses incurred in connection with attending meetings of the Board of Directors or committees of the Board.

   In addition, Directors who are not employees of the Corporation participate in the Corporation's 1994 Directors' Stock Option Plan (the "1994 Plan"). Pursuant to the 1994 Plan, when a person is initially elected to the Board of Directors, he is awarded an option to purchase 10,000 shares. Moreover, commencing in 1994, every person who has been a Director for more than 11 months is, upon re-election at the annual meeting of shareholders, granted an option to purchase 2,500 shares of the Corporation's Common Stock. Each option has a term of ten years, becomes exercisable in two equal annual installments beginning on the first anniversary of the date of grant and has an exercise price equal to 100% of the fair market value of shares of the Corporation's Common Stock on the date of grant. Pursuant to the 1994 Plan, in 1995 Messrs. Mallement, Steinberg, Freiberg and Bugliarello each received options to purchase 2,500 shares. If re-elected at the 1996 Annual Meeting, Messrs. Mallement, Steinberg, Freiberg, Bugliarello and Wang will each be awarded an option to purchase an additional 2,500 shares in 1996.

OPTION GRANTS

   Currently, the Corporation maintains two stock option plans, the 1990 Non-Executive Stock Option Plan (the "1990 Plan") and the 1991 Employee Stock Option Plan (the "1991 Plan") pursuant to which options may be granted to employees of the Corporation. The 1990 Plan and the 1991 Plan authorize the Compensation/Stock Option Committee of the Board of Directors to grant options, from time to time, to key employees of the Corporation and of its subsidiaries (and in the case of the 1991 Plan, key officers, including those who are executive officers of the Corporation). Under the 1991 Plan, no individual may be awarded options to purchase more than 275,000 shares in any calendar year. Certain of the options, by their terms, as determined by the Committee at the time of grant, may be qualified under the Internal Revenue Code of 1986 (the "Code") as Incentive Stock Options ("ISO's") and certain of the options may be non-qualified options. No option granted under the 1990 Plan or the 1991 Plan is exercisable for a period exceeding ten years. No ISO granted under the 1991 Plan to owners of 10% or more of the Common Stock of the Corporation is exercisable for a period exceeding five years. The exercise price of an option under the Plans must be at least 100% of the fair market value of the underlying Common Stock on the date of grant.

   ISO's must comply with certain provisions of the Code relating to, among other matters, the maximum amount that can be vested by an optionee in any one calendar year and the minimum exercise price of an ISO. The 1990 Plan terminates on April 30, 2000 and the 1991 Plan terminates on October 13, 2001.

   The following table shows, as to each individual named in the Summary Compensation Table, certain information with respect to stock options granted to such individuals under all stock option plans administered by the
Corporation:

                                        INDIVIDUAL GRANTS IN 1995
                        -------------------------------------------------------
                          NUMBER OF      % OF TOTAL
                          SECURITIES       OPTIONS
                          UNDERLYING     GRANTED TO      EXERCISE
                           OPTIONS        EMPLOYEES      OR BASE     EXPIRATION
          NAME           GRANTED (#)B  IN FISCAL YEARC    PRICED        DATE
          ----           ------------  ---------------   --------    ----------
All Shareholders ......       --                            --           --
Jerome Swartz .........    100,000                        $26.25        2/5/05
                           175,000          22.12         $34.75      10/15/05

CEO's Gain as % of All
 Shareholders' Gain  ..

Tomo Razmilovic .......     32,500                        $26.25        2/5/05
                           100,000          10.80         $34.75      10/15/05

Frederic P. Heiman  ...     27,500           2.24         $26.25        2/5/05

Thomas G. Amato .......     25,000           2.04         $26.25        2/5/05

Leonard H. Goldner  ...     25,000           2.04         $26.25        2/5/05

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                            POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                         RATES OF STOCK PRICE APPRECIATION FOR OPTION TERMA
                        --------------------------------------------------
                            5%                       10%
                          -----                     -----
                          STOCK                     STOCK
          NAME            PRICEE    DOLLAR GAIN     PRICEE    DOLLAR GAIN
----------------------  --------    -----------     ------    -----------
All Shareholders ......   $51.57    $510,117,714    $82.12    $1,292,844,793

Jerome Swartz .........   $42.76    $  1,651,000    $68.09    $    4,184,000
                          $56.60    $  3,823,750    $90.13    $    9,691,500

CEO's Gain as % of All
 Shareholders' Gain  ..                     1.07%                      1.07%

Tomo Razmilovic .......   $42.76    $    536,575    $68.09    $    1,359,800
                          $56.60    $  2,185,000    $90.13    $    5,538,200

Frederic P. Heiman  ...   $42.76    $    454,025    $68.09    $    1,150,600

Thomas G. Amato .......   $42.76    $    412,750    $68.09    $    1,046,000

Leonard H. Goldner  ...   $42.76    $    412,750    $68.09    $    1,046,000

------------

   A Total dollar gains based on the assumed annual rates of appreciation of the exercise price of each option. The gain derived by all shareholders is based on the outstanding number of shares at December 31, 1995 The actual value, if any, an executive will realize will depend on the excess of the market price over the exercise price on the date the option is actually exercised. There can be no assurance that the value actually realized by an executive or any shareholder will be at or near the values estimated in this table.

   B The options awarded vest in three annual installments commencing two years after date of grant. If a change in control of the Corporation were to occur, all of the then unvested portion of each option would become immediately exercisable.

   C   Based on 1,226,500 options granted to all employees in 1995.

   D 100% of the closing price of the Corporation's Common Stock on the date of grant.

   E The stock price represents the price of the Corporation's Common Stock if the assumed annual rates of stock price appreciation are achieved over the term of the options. In the case of all shareholders, the weighted average share price of the options awarded to Dr. Swartz was used.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

   Shown below is information with respect to the unexercised options to purchase the Corporation's Common Stock as of December 31, 1995 and the value realized upon the exercise in 1995 of any option by the individuals named in the Summary Compensation Table.

                                                       NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED OPTIONS
                     NUMBER OF SHARES                  HELD AT DECEMBER 31, 1995
                      ACQUIRED ON        VALUE   --------------------------------
        NAME         EXERCISE IN 1995   REALIZED    EXERCISABLE    UNEXERCISABLE
------------------  ----------------  ----------  --------------------------------
Jerome Swartz                  0        $      0     429,100         554,850
Tomo Razmilovic           15,000        $325,534      19,405          201,845
Frederic P. Heiman             0        $      0      28,490           78,110
Thomas G. Amato           29,000        $704,121      35,925           49,825
Leonard H. Goldner             0        $      0      95,560           51,640

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                         VALUE OF UNEXERCISED,
                         IN-THE-MONEY OPTIONS
                      HELD AT DECEMBER 31, 1995A
                    ------------------------------
      NAME           EXERCISABLE    UNEXERCISABLE
------------------  -------------  ---------------
Jerome Swartz         $12,551,775     $8,260,600
Tomo Razmilovic       $   480,585     $2,754,990
Frederic P. Heiman    $   730,530     $1,706,545
Thomas G. Amato       $   996,925     $  978,575
Leonard H. Goldner    $ 2,831,010     $1,025,690

------------

   A Based on the closing price of the Corporation's Common Stock on the New York Stock Exchange on that date of $39.50.

   Employees of the Corporation and certain of its subsidiaries are eligible to participate in a 401(k) deferred compensation plan after 90 days of service. A participant may elect to make pre-tax contributions, subject to certain limitations, with a maximum contribution of $9,240 in 1995 and $9,500 in 1996. The first 6% contributed by each participant during each pay period is eligible for a matching 50% contribution by the Corporation. There is immediate vesting of the individual's contribution and 100% vesting of the Corporation's contribution after one year of service. Amounts accumulated under this plan are normally paid to a participant on retirement or termination of employment and depend, among other factors, on the amounts contributed by the participant, the manner in which contributions have been invested, and the amount of any prior withdrawal.

   The Corporation maintains an Executive Retirement Plan (the "Retirement Plan"), which is a non-qualified deferred compensation arrangement for a select group of senior management employees of the Corporation. Participants are selected by the Compensation/Stock Option Committee of the Board of Directors. Under the Retirement Plan, the maximum benefit payable to a participant is the participant's average compensation (base salary plus bonus) for the three year period ending on the date the participant ceases to be a full time employee of the Corporation multiplied by five (the "Benefit Ceiling Amount"). After five successive years of participation in the Retirement Plan, a participant is entitled to 50% of the Benefit Ceiling Amount. After each additional year of participation in the Retirement Plan up to five additional years of participation, a participant is entitled to an additional 10% of the Benefit Ceiling Amount. Benefits are normally payable in equal monthly installments over a ten year period after retirement, beginning after the participant attains age 65 (or age 62 with 20 years or more of credited service). However, upon death or disability, payment is accelerated and made in a lump sum but the amount is reduced to the then present value of the benefit payments which would have been made under the normal mode of payment. Messrs. Swartz, Heiman, Razmilovic, Amato and Goldner are participants in the Retirement Plan.

   The following table illustrates the estimated annual retirement benefits payable under the Retirement Plan to a participant at specified average compensation levels and years of service. There is no offset in benefits under the Retirement Plan for Social Security benefits. However, benefits payable under the Retirement Plan will be reduced by the value of any retirement income of the participant attributable to contributions by the Corporation to any qualified pension plan adopted by the Corporation (excluding the Corporation's current 401(k) deferred compensation plan).

                              PENSION PLAN TABLE

                         YEARS OF SERVICE
   3 YEAR AVERAGE   -----------------------
ANNUAL COMPENSATION       5           10
-------------------  ----------  ----------
$  400,000             $ 100,000    $200,000
   800,000               200,000     400,000
 1,200,000               300,000     600,000
 1,600,000               400,000     800,000

   As of January 1, 1996, Messrs. Swartz, Heiman, Amato and Goldner had 20, 9, 5 and 5 years, respectively, of credited service. Mr. Razmilovic became a participant in the Corporation's Executive Retirement Plan in October 1995. He will not receive credit under the Plan for his prior service to the Corporation but in lieu thereof, he will receive, for the first five years of participation in the Plan, two years of credit service for each year of employment after October 1995.

SHAREOWNER RETURN PERFORMANCE PRESENTATION

   Set forth below is a graph comparing the yearly percentage change in the cumulative total shareowner return on the Corporation's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P High Technology Composite Index for the period of five years commencing January 1, 1991 and ending December 31, 1995, assuming in each case a fixed investment of $100 at the respective closing prices on December 31, 1990 and reinvestment on a quarterly basis of all dividends.



            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG SYMBOL TECHNOLOGIES, INC., THE S & P 500 INDEX
                AND THE S & P HIGH TECH COMPOSITE INDEX


                                                    Cumulative Total Return
                                        ---------------------------------------------
                                        12/90   12/91   12/92   12/93   12/94   12/95
Symbol Technologies, Inc.       SBL      100     220     111     156     266     340

S & P 500                       I500     100     130     140     155     157     215

S & P HIGH TECH COMPOSITE       IHTC     100     114     119     146     170     245

---------------
* $100 INVESTED ON 12/31/90 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

         PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

   On February 12, 1996, the Board of Directors approved, subject to approval by the shareholders at the Annual Meeting, an increase in the number of shares of authorized Common Stock from 40,000,000 to 100,000,000 shares. This increase would be accomplished by adopting an amendment (the "Amendment") to the Certificate of Incorporation of the Corporation. As of February 1, 1996, 25,489,201 shares of Common Stock were issued and outstanding and 1,771,142 shares were issued and held by the Corporation as treasury shares. In addition, 4,972,527 shares are reserved for issuance under the Corporation's various stock option plans so that as of such date there were only 5,995,988 shares (in addition to the shares held as treasury shares) available for issuance. The Amendment would increase the number of authorized, unissued and unreserved shares of Common Stock by an additional 60,000,000 shares. The text of the Amendment is set forth on attached Annex A.

   The Board of Directors believes that it is in the best interest of the Corporation and its shareholders that there be a sufficient reserve of authorized but uncommitted shares of Common Stock, so it can rapidly take advantage of opportunities that become available, including acquisitions, financings and stock splits, among others.

   The Corporation currently has no agreements or arrangements for the issuance of shares of Common Stock other than the issuance of shares of Common Stock pursuant to stock option plans. Authorized shares of Common Stock in excess of those shares outstanding (including, if authorized, the additional shares of Common Stock provided in the Amendment) will remain available for general purposes, such as acquisitions, equity financings, stock splits, stock dividends, management incentives and stock option plans. Such issuances may not require shareholders approval. Under certain circumstances, the Board of Directors could create impediments to, or frustrate persons seeking to effect, a takeover or transfer of control of the Corporation by causing such shares to be issued to holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Corporation and its shareholders. As of this date, the Board of Directors is unaware of any specific effort to accumulate the Corporation's shares or to obtain control of the Corporation by means of a merger, tender offer, solicitation in opposition to management or otherwise.

   If approved by the shareholders at the Annual Meeting, the increase in the number of shares of Common Stock would become effective upon the filing of the Amendment with the Secretary of State in the State of Delaware which filing should take place shortly after the Annual Meeting.

   The affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Stock present or represented and entitled to vote at the meeting will be required for the approval of this proposal. Accordingly, your Board of Directors recommends a vote FOR the proposal to approve the foregoing amendment to the Corporation's Certificate of Incorporation. Abstaining and broker non-votes will have the same effect as a vote against this proposal.

           APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   Deloitte & Touche, independent certified public accountants, were selected by the Board of Directors to audit the financial statements of the Corporation for the fiscal year ended December 31, 1995 and the Board of Directors and Audit Committee have recommended that they be retained to audit the financial statements of the Corporation for the current fiscal year. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement at the meeting if they so desire and are expected to be available to respond to appropriate questions raised orally by shareholders. In the event shareholders do not ratify the appointment of Deloitte & Touche as the Corporation's independent accountants for the current year, such appointment will be reconsidered by the Audit Committee and the Board of Directors. The Board recommends that you vote FOR the proposal to retain Deloitte & Touche to audit the financial statements of the Corporation for fiscal 1996.

                                OTHER BUSINESS

   The Board of Directors of the Corporation knows of no other matters that may be presented at the Annual Meeting. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                            SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the next annual meeting of the Corporation's shareholders must be received by the Corporation for inclusion in the Corporation's Proxy Statement on or prior to November 13, 1996.

                    ANNUAL REPORT AND FINANCIAL STATEMENTS

   The Annual Report to Shareholders of the Corporation for the year ended December 31, 1995 is being furnished simultaneously herewith. Such report and the financial statements included therein are not to be considered a part of this Proxy Statement.

   THE CORPORATION WILL MAKE AVAILABLE AT NO COST, UPON THE WRITTEN REQUEST OF A SHAREHOLDER, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES OF EXHIBITS TO THE CORPORATION'S FORM 10-K WILL BE MADE AVAILABLE, UPON WRITTEN REQUEST OF A SHAREHOLDER AND THE PAYMENT TO THE CORPORATION OF THE REASONABLE COSTS OF REPRODUCTION AND MAILING. REQUESTS SHOULD BE DIRECTED TO SYMBOL TECHNOLOGIES, INC., ONE SYMBOL PLAZA, HOLTSVILLE, NEW YORK, 11742-1300, ATTENTION: VICE PRESIDENT--INVESTOR RELATIONS.

                           SOLICITATION OF PROXIES

   The cost of solicitation of proxies in the accompanying form has been or will be borne by the Corporation. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for any attendant expenses.

   It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed Proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                           By Order of the Board of Directors,

                                                   Leonard H. Goldner
                                                        Secretary

Dated: March 7, 1996
Holtsville, New York

                                                                       ANNEX A

        TEXT OF PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION

   The section (a) of Article FOUR of the Corporation's Certificate of Incorporation is proposed to be amended. Sections (b) and (c) of Article FOUR, relating to the Corporation's authorized Preferred Stock will remain unchanged. If the proposed amendment is approved by shareholders, Section (a) of Article FOUR will be as follows:


   "FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is one hundred and ten million (110,000,000), consisting of one hundred million (100,000,000) shares of common stock, par value $.01 per share (the "Common Stock") and ten million (10,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock").

                          SYMBOL TECHNOLOGIES, INC.
PROXY                                                             COMMON STOCK
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            OF THE CORPORATION FOR ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 29, 1996

   The undersigned hereby constitutes and appoints JEROME SWARTZ and TOMO RAZMILOVIC and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SYMBOL TECHNOLOGIES, INC. to be held at Chemical Banking Corp., World Headquarters, 270 Park Avenue, New York, New York 10017, on April 29, 1996 at 11:00 A.M., local time, and at any adjournment thereof, on all matters coming before said meeting.

    1. ELECTION OF DIRECTORS:
    Nominees: Jerome Swartz, Harvey P. Mallement, Frederic P. Heiman, Raymond
    R. Martino, Saul P. Steinberg, Lowell C. Freiberg, George Bugliarello, Charles Wang and Tomo Razmilovic
    (Mark only one of the following boxes.)
    [ ] VOTE FOR all nominees above, except vote withheld as to
    [ ] VOTE WITHHELD from all nominees
        the following nominees (if any):

-----------------------------------------------------------------------------
    2. To vote upon a proposal to amend the Corporation's Certificate of Incorporation. (Mark only one.)
                [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    3. To ratify the appointment of Deloitte & Touche, independent certified public accountants, as auditors for fiscal 1996. (Mark only one.)
                [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    4. In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.
                           (To be signed on other side)

                                   THIS PROXY WHEN PROPERLY EXECUTED WILL BE
                                 VOTED IN THE MANNER DIRECTED HEREIN BY THE
                                 UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
                                 MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS
                                 1, 2, AND 3. The undersigned acknowledges receipt of the accompanying Proxy Statement dated March 7, 1996.

                                 Dated: --------------------------------, 1996

                                 --------------------------------------------

                                 --------------------------------------------
                                          Signature of Shareholder(s)
                                 (When signing as attorney, trustee,
                                 executor, administrator, guardian, corporate officer, etc. please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

             PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ABOVE.
           I plan [ ]  I do not plan [ ]  to attend the Annual Meeting.